Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-223906) of Industrial Logistics Properties Trust pertaining to the 2018 Equity Compensation Plan, of our report dated April 22, 2019, with respect to the Combined Statement of Revenues and Certain Expenses of GPT Properties for the year ended December 31, 2018 included in this Current Report (Form 8-K/A).

/s/ Ernst & Young LLP

Boston, Massachusetts
April 22, 2019